Exhibit 99.1

OUTERWALL INC. ANNOUNCES 2014 SECOND QUARTER RESULTS

Reports Solid Profitability and Strong Operating and Free Cash Flow;

Updates Full-Year 2014 Guidance

BELLEVUE, Wash.—July 31, 2014—Outerwall Inc. (Nasdaq: OUTR) today reported financial results for the second quarter ended June 30, 2014.

“Our 2014 second quarter results reflect our ability to leverage our core capabilities of operating and scaling automated retail businesses profitably despite the impact of a weak content release schedule on our Redbox business,” said J. Scott Di Valerio, Outerwall’s chief executive officer. “June represented the lowest monthly theatrical box office in Redbox history. Box office in June was down 83 percent from June 2013 as only four titles were released during the month. While the release schedule was not compelling for consumers during the quarter, consumer engagement with Redbox remained strong as demonstrated by a significant year-over-year increase in e-mail open rates, e-mail subscribers and Redbox app downloads.

“Coinstar produced solid results in the quarter, with revenue, segment operating income and segment operating margin increasing year-over-year,” Di Valerio added. “We also continued to scale ecoATM. We finalized kiosk installation agreements with retail partners in the mass merchant and grocery channels. Overall, we delivered solid results during the quarter despite external challenges and believe we are well-positioned to deliver value to our consumers, retail partners and shareholders.”

	2014		2013		Change
	Second Quarter		Second Quarter		%
GAAP Results
• Consolidated revenue	$549.2	million	$553.1	million	(0.7)%
• Income from continuing operations	$21.8	million	$50.4	million	(56.7)%
• Net income	$21.8	million	$46.9	million	(53.6)%
• Diluted EPS from continuing operations	$1.08		$1.77		(39.0)%
• Net cash provided by operating activities	$62.8	million	$30.2	million	108.2%
Core Results*
• Core adjusted EBITDA from continuing operations	$110.3	million	$129.9	million	(15.1)%
• Core diluted EPS from continuing operations	$1.42		$2.04		(30.4)%
• Free cash flow	$36.8	million	$(5.9)	million	719.1%

*	Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results.

Highlights from the second quarter of 2014 include:

•	Managed business for profitability and operating cash flow despite a weak release schedule that impacted Redbox revenue

•	Generated $36.8 million in free cash flow in the quarter, bringing the year-to-date total to $104.4 million

•	Repurchased approximately $50.0 million or approximately 712,000 shares of common stock during the quarter

•	Completed a $300 million debt offering and amended and extended the company’s credit facility, effectively locking in attractive interest rates, extending debt maturities and maintaining financial flexibility

“We produced solid results in the second quarter of 2014 with consolidated revenues and profitability in-line with our expectations despite weaker than expected performance from our Redbox business. In addition, we generated strong cash flow in the quarter and repurchased $50 million of our common stock, reflecting our commitment to returning cash to shareholders,” said Galen C. Smith, chief financial officer of Outerwall.

For year-over-year comparison purposes, the company noted the following:

•	In the second quarter of 2013, the company implemented a new accounting methodology for amortizing its content library that was prospectively applied. Had this new methodology been applied retrospectively, Redbox content costs, which are included in direct operating expenses, would have been $29.4 million higher on a pretax basis in the second quarter of 2013 as content costs would have shifted from prior periods to the second quarter of 2013.

•	In the second quarter of 2013, the company recognized a $17.8 million tax benefit as a result of selling several thousand NCR kiosks through a wholly owned subsidiary.

CONSOLIDATED RESULTS

Consolidated revenue for the second quarter of 2014 decreased $3.9 million, or 0.7% to $549.2 million compared with $553.1 million for the second quarter of 2013. The year-over-year decline in consolidated revenue was primarily due to the impact of a weak content release schedule on the Redbox business, partially offset by an increase in revenue from the Coinstar segment and the inclusion of the ecoATM business that was acquired in late July 2013 and is included in the company’s New Ventures segment.

Operating income for the second quarter of 2014 was $47.9 million and operating margin was 8.7% compared with operating income of $76.1 million and operating margin of 13.8% in the second quarter of 2013. The year-over-year decrease in both the operating income and margin was primarily due to the impact of a weak content release schedule on Redbox revenue and the change in the content amortization accounting methodology that occurred in the second quarter of 2013 as noted above. Had the updated amortization accounting methodology been in effect prior to the second quarter of 2013, operating income and operating margin would have been $46.7 million and 8.4%, respectively, in the second quarter of 2013.

Income from continuing operations for the second quarter of 2014 was $21.8 million, or $1.08 earnings per diluted share from continuing operations, compared with $50.4 million, or $1.77 per diluted share, in the second quarter of 2013. The year-over-year decrease in income from continuing operations was primarily due to lower revenues and the impact of the change in the amortization accounting methodology that was implemented in the second quarter of 2013. Had this methodology been in effect prior to the second quarter of 2013, income from continuing operations for the second quarter of 2013 would have been $32.2 million.

Core adjusted EBITDA from continuing operations for the second quarter of 2014 was $110.3 million, compared with $129.9 million in the second quarter of 2013. The year-over-year decline was primarily due to lower segment operating income at Redbox and higher segment operating losses in New Ventures as the company continued to invest as it scales its ecoATM business. The declines were partially offset by increased Coinstar segment operating income. Had the updated amortization accounting methodology been in effect prior to the second quarter of 2013, core adjusted EBITDA from continuing operations in the second quarter of 2013 would have been $100.5 million.

Core diluted earnings per share from continuing operations in the second quarter of 2014 were $1.42 compared with $2.04 per diluted share in the second quarter of 2013. The company also noted that had the updated amortization accounting methodology been in effect prior to the second quarter of 2013, core diluted earnings per share from continuing operations in the second quarter of 2013 would have been lower by $0.64.

Net cash provided by operating activities in the second quarter of 2014 was $62.8 million compared with $30.2 million in the second quarter of 2013. The increase was primarily due to an increase in net operating cash inflows from changes in working capital and lower deferred income taxes.

Cash capital expenditures for the second quarter of 2014 were $26.1 million compared with $36.1 million in the second quarter of 2013.

Free cash flow for the second quarter of 2014 was $36.8 million, compared with negative $5.9 million in the second quarter of 2013, primarily driven by higher net operating cash flow and lower capital expenditures.

SEGMENT RESULTS

Redbox

Redbox segment revenue in the second quarter of 2014 was $445.5 million compared with $478.5 million in the second quarter of 2013. Redbox generated approximately 169.3 million rentals in the quarter, a decrease of 9.3% compared with the second quarter of 2013, on a considerably weaker release schedule than the year ago period. A key driver of Redbox performance is the availability of new release content, including the strength of titles and the release schedule. Total box office1 in the second quarter 2014 was 37.5% lower than the second quarter of 2013. The impact of overall weaker releases in the second quarter of 2014 was further compounded by the scarcity of strong content available for rent in June. Compared with June 2013, the box office in June 2014 was 83.0% lower, and there were only four titles released during the month.

Redbox same store sales decreased 7.8% in the second quarter of 2014 compared with a decrease of 6.8% in the second quarter of 2013, primarily due to the impact of a weak content release slate and the timing of releases throughout the quarter. The company noted, however, that consumer engagement remained strong and grew in the second quarter of 2014 compared with the second quarter of 2013, with e-mail subscribers and Redbox app downloads growing by more than 20%. In addition, e-mail open rates, a measure of consumer interest in the product offering, increased 30% from the second quarter of 2013.

[1]	Total box office is calculated as total box office of titles with North American box office receipts of at least $5.0 million.

Net revenue per rental was $2.63, an increase of $0.07, or 2.7%, from the second quarter of 2013. The increase was primarily the result of a higher percentage of Blu-ray rentals as a percent of total rentals, a 29.1% reduction in promotional spend as Redbox continued its focus on increasing promotional efficiency through customer-specific offerings, and continued stabilization in single night rentals.

Redbox segment operating income in the second quarter of 2014 was $83.5 million compared with $107.2 million in the second quarter of 2013. Segment operating margin was 18.7% in the second quarter of 2014 compared with 22.4% in the second quarter of 2013, primarily due to the impact of a weak release schedule. Segment operating income and margin in the second quarter 2013 would have been $77.8 million and 16.3%, respectively, had the updated amortization accounting methodology been in effect prior to the second quarter of 2013.

Coinstar

Coinstar segment revenue was $79.9 million, an increase of 7.2%, compared with $74.5 million in the second quarter of 2013. Same store sales grew 6.7% in the second quarter of 2014 compared with a decrease of 1.1% in the second quarter of 2013 primarily due to the price increase for all U.S. grocery retail locations for the coin voucher product that was implemented on October 1, 2013. The average transaction size in the second quarter of 2014 increased $0.14 to $41.32 from the second quarter of 2013.

Coinstar segment operating income was $30.8 million, an increase of 21.1% compared with the second quarter of 2013, and Coinstar segment operating margin was 38.6%, an increase of 450 basis points compared with the second quarter of 2013. Both increases were primarily the result of the U.S. price increase, higher volume in the U.K. due to an increase in the U.K. kiosk base, lower research and development expenses, and cost efficiencies across the Coinstar field organization.

New Ventures

New Ventures segment revenue was $23.8 million in the second quarter of 2014, primarily due to the inclusion of the ecoATM business that was acquired in July 2013. New Ventures segment operating loss of $6.4 million in the second quarter of 2014 was primarily due to investments in ecoATM, including the addition of approximately 70 net new ecoATM kiosks, as business expands in the mass merchant and grocery channels. At June 30, 2014, New Ventures had approximately 1,010 kiosks installed, including approximately 980 ecoATM kiosks.

In the ecoATM business, the number of devices collected and the value per device increased in the second quarter of 2014 compared with the first quarter of 2014, primarily as a result of a higher installed kiosk base, greater consumer awareness, competitive pricing and kiosk enhancements.

During 2013, the company discontinued four new venture concepts: Orango, Rubi™, Crisp Market™ and Star Studio™ ventures. These concepts are classified as discontinued operations for all periods presented.

SHARE REPURCHASES AND CAPITAL STRUCTURE

During the second quarter of 2014, the company completed the sale of $300 million of 5.875% senior unsecured notes due 2021 and amended and extended its senior secured credit facility consisting of a $150 million amortizing term loan and a $600 million revolving line of credit. The maturity of the credit facility was extended from July 2016 to June 2019.

The company repurchased approximately $50.0 million of its common stock, representing approximately 712,000 shares at an average price of $70.27 per share during the second quarter of 2014. At June 30, 2014, there was approximately $233.3 million in authority remaining under the company’s stock repurchase authorization.

The company’s net leverage ratio2 was 2.00x at June 30, 2014. The company continues to expect a net leverage ratio in the range of 1.75x to 2.25x in 2014.

GUIDANCE

A comprehensive 2014 guidance table is included in the “Earnings Release Schedules” section at the end of this release. Beginning in 2015, Outerwall will provide annual guidance only. The company believes annual guidance is a more relevant measurement of the business given its stage of growth, and full-year results capture the varying seasonal patterns of each of its businesses.

Guidance for the third quarter and full-year 2014 reflects lower than expected second quarter 2014 revenue, a lower box office for the second half of this year compared with the company’s previous expectations, changes in the timing of the release schedule, increased interest expense as a result of the new debt issued in June, the repurchase of common stock in the second quarter of 2014 and the delayed timing of ecoATM kiosk installs.

For the 2014 third quarter, the company expects:

•	Consolidated revenue between $535 million and $565 million;

•	Core adjusted EBITDA from continuing operations between $100 million and $115 million;

•	Core diluted EPS from continuing operations between $0.99 and $1.29 on a fully diluted basis; and

•	Average diluted shares outstanding between 19.7 million and 19.8 million[3].

For the full-year 2014, the company expects:

•	Consolidated revenue between $2.254 billion and $2.334 billion;

•	Core adjusted EBITDA from continuing operations between $450 million and $490 million;

•	Core diluted EPS from continuing operations between $5.78 and $6.28 on a fully diluted basis;

•	Free cash flow between $200 million and $240 million; and

•	Average diluted shares outstanding between 20.9 million and 21.0 million[3].

[2]	Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results.
[3]	Excludes the impact of any future share repurchases for the remainder of 2014

ADDITIONAL INFORMATION

Additional information regarding the company’s 2014 second quarter operating and financial results and guidance are included in the company’s prepared remarks and supplementary slides. These items, as well as this press release, are posted on the Investor Relations section of the corporate website at ir.outerwall.com. The Segment Supplement, which provides historical data in Excel format, is also posted on the website.

CONFERENCE CALL

The company will host a conference call today at 2:30 p.m. PDT (5:30 p.m. EDT) to discuss second quarter 2014 earnings results and third quarter and full-year 2014 guidance. The conference call will be webcast live and archived on the Investor Relations section of Outerwall’s website at ir.outerwall.com. A recording of the call will be available approximately two hours after the call ends through August 14, 2014, at 1-888-843-7419 or 1-630-652-3042, passcode 3755 4196.

ABOUT OUTERWALL INC.

Outerwall Inc. (Nasdaq: OUTR) has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company mission is to create a better everyday by delivering breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services, and ecoATM® electronics recycling kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall™ kiosks are in neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland. Learn more at www.outerwall.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “will,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Outerwall Inc.’s anticipated growth and future operating results, including 2014 second quarter and full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. or its subsidiaries, as well as from risks and uncertainties beyond Outerwall Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	competition from other entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into new businesses, including ecoATM, SAMPLEit and Redbox Instant™ by Verizon,

•	our ability to repurchase stock and the availability of an open trading window,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the timing of new DVD releases and the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	the effective management of our content library,

•	the timing of the release slate and the relative attractiveness of titles in a particular quarter or year,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	the ability to generate sufficient cash flow to timely and fully service indebtedness and adhere to certain covenants and restrictions,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.’s expectations as of the date of this press release. Outerwall Inc. undertakes no obligation to update the information provided herein.

###

(Financial Statements Follow)

OUTERWALL INC.

EARNINGS RELEASE SCHEDULES

Three Months and Six Months Ended June 30, 2014

• Consolidated Statements of Comprehensive Income	9

• Consolidated Balance Sheets	10

• Consolidated Statements of Cash Flows	11

• Business Segment and Enterprisewide Information	12

• 2014 Third Quarter and Full Year Guidance	14

• APPENDIX A

• Use of Non-GAAP Financial Measures	15

• Core and Non-Core Results	15

• Core Adjusted EBITDA From Continuing Operations	16

• Core Diluted EPS From Continuing Operations	16

• Free Cash Flow	17

• Net Debt and Net Leverage Ratio	17

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue	$549,170	$553,050	$1,149,539	$1,126,357
Expenses:
Direct operating	386,059	363,950	810,704	768,845
Marketing	9,783	7,122	17,380	14,508
Research and development	3,412	2,354	6,886	4,661
General and administrative	48,974	54,294	101,965	107,755
Depreciation and other	49,180	47,331	98,275	93,911
Amortization of intangible assets	3,847	1,877	7,695	3,894

Total expenses	501,255	476,928	1,042,905	993,574

Operating income	47,915	76,122	106,634	132,783
Other income (expense), net:
Loss from equity method investments, net	(10,541)	(9,629)	(19,909)	(16,654)
Interest expense, net	(12,929)	(12,018)	(22,574)	(17,551)
Other, net	2,902	(980)	1,158	(921)

Total other expense, net	(20,568)	(22,627)	(41,325)	(35,126)

Income from continuing operations before income taxes	27,347	53,495	65,309	97,657
Income tax expense	(5,537)	(3,082)	(19,613)	(19,237)

Income from continuing operations	21,810	50,413	45,696	78,420
Loss from discontinued operations, net of tax	(57)	(3,556)	(768)	(8,959)

Net income	21,753	46,857	44,928	69,461
Foreign currency translation adjustment	(336)	(242)	539	(2,156)

Comprehensive income	$21,417	$46,615	$45,467	$67,305

Basic earnings (loss) per share:
Continuing operations	$1.12	$1.84	$2.10	$2.86
Discontinued operations	—	(0.13)	(0.03)	(0.33)

Basic earnings per share	$1.12	$1.71	$2.07	$2.53

Diluted earnings (loss) per share:
Continuing operations	$1.08	$1.77	$2.03	$2.73
Discontinued operations	—	(0.13)	(0.03)	(0.31)

Diluted earnings per share	$1.08	$1.64	$2.00	$2.42

Weighted average shares used in basic per share calculations	19,541	27,438	21,730	27,465
Weighted average shares used in diluted per share calculations	20,181	28,537	22,488	28,737

OUTERWALL INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	June 30, 2014	December 31, 2013
Assets
Current Assets:
Cash and cash equivalents	$233,226	$371,437
Accounts receivable, net of allowances of $1,493 and $1,826	44,968	50,296
Content library	152,382	199,868
Prepaid expenses and other current assets	63,645	84,709

Total current assets	494,221	706,310
Property and equipment, net	475,740	520,865
Deferred income taxes	8,277	6,443
Goodwill and other intangible assets, net	630,995	638,690
Other long-term assets	9,725	19,075

Total assets	$1,618,958	$1,891,383

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$160,086	$236,018
Accrued payable to retailers	127,773	134,140
Other accrued liabilities	131,044	134,127
Current portion of long-term debt and other long-term liabilities	53,008	103,889
Deferred income taxes	31,432	23,143

Total current liabilities	503,343	631,317
Long-term debt and other long-term liabilities	981,717	681,403
Deferred income taxes	36,937	58,528

Total liabilities	1,521,997	1,371,248
Commitments and contingencies
Debt conversion feature	163	1,446
Stockholders’ Equity:
Preferred stock, $0.001 par value - 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value - 60,000,000 authorized; 36,627,171 and 36,356,357 shares issued; 19,865,273 and 26,150,900 shares outstanding;	479,494	482,481
Treasury stock	(941,167)	(476,796)
Retained earnings	558,699	513,771
Accumulated other comprehensive loss	(228)	(767)

Total stockholders’ equity	96,798	518,689

Total liabilities and stockholders’ equity	$1,618,958	$1,891,383

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Operating Activities:
Net income	$21,753	$46,857	$44,928	$69,461
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and other	49,154	47,617	98,258	94,509
Amortization of intangible assets	3,847	1,877	7,695	3,894
Share-based payments expense	3,079	3,843	6,844	8,680
Windfall excess tax benefits related to share-based payments	(243)	(960)	(1,953)	(3,029)
Deferred income taxes	(5,440)	(47,327)	(15,004)	(36,911)
Impairment expense	—	130	—	2,676
Loss from equity method investments, net	10,541	9,629	19,909	16,654
Amortization of deferred financing fees and debt discount	1,216	1,824	2,522	4,047
Loss from early extinguishment of debt	1,963	4,011	1,963	5,949
Other	(1,040)	(482)	(1,164)	(1,811)
Cash flows from changes in operating assets and liabilities	(21,997)	(36,845)	(6,578)	(77,941)

Net cash flows from operating activities	62,833	30,174	157,420	86,178
Investing Activities:
Purchases of property and equipment	(26,076)	(36,111)	(53,016)	(84,244)
Proceeds from sale of property and equipment	962	12,700	1,793	12,832
Net sales (purchases) of short term investments	—	43,000	—	(10,000)
Receipt of note receivable principal	—	—	—	95
Cash paid for equity investments	—	—	(10,500)	(14,000)

Net cash flows from (used in) investing activities	(25,114)	19,589	(61,723)	(95,317)
Financing Activities:
Proceeds from issuance of senior unsecured notes	295,500	—	295,500	343,769
Proceeds from new borrowing on Credit Facility	230,000	—	505,000	—
Principal payments on Credit Facility	(505,000)	(3,281)	(534,375)	(6,562)
Financing costs associated with Credit Facility and senior unsecured notes	(2,082)	(142)	(2,082)	(444)
Conversion of convertible debt	(17,720)	(107,179)	(17,724)	(169,634)
Repurchases of common stock	(53,413)	(24,906)	(474,480)	(71,388)
Principal payments on capital lease obligations and other debt	(3,384)	(4,200)	(7,081)	(7,451)
Windfall excess tax benefits related to share-based payments	243	960	1,953	3,029
Withholding tax paid on vesting of restricted stock net of proceeds from exercise of stock options	563	5,652	(1,025)	6,745

Net cash flows from (used in) financing activities	(55,293)	(133,096)	(234,314)	98,064

Effect of exchange rate changes on cash	(746)	126	406	(1,574)
Increase (decrease) in cash and cash equivalents	(18,320)	(83,207)	(138,211)	87,351
Cash and cash equivalents:
Beginning of period	251,546	453,452	371,437	282,894

End of period	$233,226	$370,245	$233,226	$370,245

OUTERWALL INC.

BUSINESS SEGMENT AND ENTERPRISEWIDE INFORMATION

(unaudited)

The analysis and reconciliation of the company’s segment information to the consolidated financial statements that follows covers the company’s results of operations, which consists of the Redbox, Coinstar and New Ventures segments. Unallocated general and administrative expenses relate to share-based compensation and expense related to the rights to receive cash issued in connection with our acquisition of ecoATM.

Dollars in thousands
Three Months Ended June 30, 2014	Redbox	Coinstar	New Ventures	Corporate Unallocated	Total
Revenue	$445,481	$79,880	$23,809	$—	$549,170
Expenses:
Direct operating	321,701	40,203	22,823	1,332	386,059
Marketing	6,180	1,557	1,147	899	9,783
Research and development	18	153	2,066	1,175	3,412
General and administrative	34,070	7,169	4,137	3,598	48,974

Segment operating income (loss)	83,512	30,798	(6,364)	(7,004)	100,942
Less: depreciation, amortization and other	(40,158)	(8,921)	(3,948)	—	(53,027)

Operating income (loss)	43,354	21,877	(10,312)	(7,004)	47,915
Loss from equity method investments, net	—	—	—	(10,541)	(10,541)
Interest expense, net	—	—	—	(12,929)	(12,929)
Other, net	—	—	—	2,902	2,902

Income (loss) from continuing operations before income taxes	$43,354	$21,877	$(10,312)	$(27,572)	$27,347

Dollars in thousands
Three Months Ended June 30, 2013	Redbox	Coinstar	New Ventures	Corporate Unallocated	Total
Revenue	$478,518	$74,526	$6	$—	$553,050
Expenses:
Direct operating	323,266	39,801	517	366	363,950
Marketing	5,975	952	108	87	7,122
Research and development	—	1,911	342	101	2,354
General and administrative	42,084	6,439	3,313	2,458	54,294

Segment operating income (loss)	107,193	25,423	(4,274)	(3,012)	125,330
Less: depreciation, amortization and other	(40,364)	(8,770)	(74)	—	(49,208)

Operating income (loss)	66,829	16,653	(4,348)	(3,012)	76,122
Loss from equity method investments, net	—	—	—	(9,629)	(9,629)
Interest expense, net	—	—	—	(12,018)	(12,018)
Other, net	—	—	—	(980)	(980)

Income (loss) from continuing operations before income taxes	$66,829	$16,653	$(4,348)	$(25,639)	$53,495

OUTERWALL INC.

BUSINESS SEGMENT AND ENTERPRISEWIDE INFORMATION

(unaudited)

Dollars in thousands
Six Months Ended June 30, 2014	Redbox	Coinstar	New Ventures	Corporate Unallocated	Total
Revenue	$961,137	$148,633	$39,769	$—	$1,149,539
Expenses:
Direct operating	690,305	77,926	39,162	3,311	810,704
Marketing	11,244	2,563	1,976	1,597	17,380
Research and development	26	422	4,482	1,956	6,886
General and administrative	73,131	14,189	7,937	6,708	101,965

Segment operating income (loss)	186,431	53,533	(13,788)	(13,572)	212,604
Less: depreciation, amortization and other	(80,721)	(17,484)	(7,765)	—	(105,970)

Operating income (loss)	105,710	36,049	(21,553)	(13,572)	106,634
Loss from equity method investments, net	—	—	—	(19,909)	(19,909)
Interest expense, net	—	—	—	(22,574)	(22,574)
Other, net	—	—	—	1,158	1,158

Income (loss) from continuing operations before income taxes	$105,710	$36,049	$(21,553)	$(54,897)	$65,309

Dollars in thousands
Six Months Ended June 30, 2013	Redbox	Coinstar	New Ventures	Corporate Unallocated	Total
Revenue	$986,438	$139,909	$10	$—	$1,126,357
Expenses:
Direct operating	689,947	77,457	734	707	768,845
Marketing	12,174	2,005	175	154	14,508
Research and development	4	3,679	797	181	4,661
General and administrative	84,946	12,728	4,919	5,162	107,755

Segment operating income (loss)	199,367	44,040	(6,615)	(6,204)	230,588
Less: depreciation, amortization and other	(80,741)	(16,954)	(110)	—	(97,805)

Operating income (loss)	118,626	27,086	(6,725)	(6,204)	132,783
Loss from equity method investments, net	—	—	—	(16,654)	(16,654)
Interest expense, net	—	—	—	(17,551)	(17,551)
Other, net	—	—	—	(921)	(921)

Income (loss) from continuing operations before income taxes	$118,626	$27,086	$(6,725)	$(41,330)	$97,657

OUTERWALL INC.

2014 THIRD QUARTER AND FULL YEAR GUIDANCE

(as of July 31, 2014)

(in millions, except per share amounts)
2014 THIRD QUARTER GUIDANCE	RANGE
Consolidated revenue	$535	to	$565
Core adjusted EBITDA from continuing operations	$100	to	$115
Core diluted EPS from continuing operations(1)	$0.99	to	$1.29
Average diluted shares outstanding(1)	19.7	to	19.8

2014 FULL YEAR GUIDANCE
Consolidated results:
Revenue	$2,254	to	$2,334
Core adjusted EBITDA from continuing operations	$450	to	$490
Core diluted EPS from continuing operations(1)	$5.78	to	$6.28
Free cash flow	$200	to	$240
Average diluted shares outstanding(1)	20.9	to	21.0
Effective tax rate	37.0%	to	39.0%
Segment revenue:
Redbox	$1,840	to	$1,905
Coinstar	$307	to	$312
New Ventures	$107	to	$117
Capital expenditures:
Redbox CAPEX	$22	to	$27
Kiosk, software and other	$7	to	$9
Maintenance	$15	to	$18
Coinstar CAPEX	$15	to	$19
New	$11	to	$14
Maintenance	$4	to	$5
New Ventures	$35	to	$44
Corporate	$25	to	$30

Total CAPEX	$97	to	$120

Net kiosk installations:
Redbox	(450)	to	(50)
U.S.	(700)	to	(500)
Canada	250	to	450
Coinstar	250	to	450
New Ventures	1,000	to	1,200

(1)	Excludes the impact of any future share repurchases for the remainder of 2014

APPENDIX A

Use of Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations;

•	Free cash flow; and

•	Net debt and net leverage ratio.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments include i) restructuring costs associated with actions to reduce costs in our continuing operations primarily through workforce reductions across the Company, ii) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, iii) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control, and iv) a tax benefit related to a net operating loss adjustment (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either non-recurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

Core Adjusted EBITDA from continuing operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings from continuing operations before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA from continuing operations to net income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Dollars in thousands	2014	2013	2014	2013
Net income from continuing operations	$21,810	$50,413	$45,696	$78,420
Depreciation, amortization and other	53,027	49,208	105,970	97,805
Interest expense, net	12,929	12,018	22,574	17,551
Income taxes	5,537	3,082	19,613	19,237
Share-based payments expense(1)	3,079	3,843	6,844	8,680

Adjusted EBITDA from continuing operations	96,382	118,564	200,697	221,693
Non-Core Adjustments:
Restructuring costs	—	—	469	—
Acquisition costs	—	1,666	—	1,666
Rights to receive cash issued in connection with the acquisition of ecoATM	3,338	—	6,759	—
Loss from equity method investments	10,541	9,629	19,909	16,654

Core adjusted EBITDA from continuing operations	$110,261	$129,859	$227,834	$240,013

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

Core Diluted EPS from continuing operations

Our non-GAAP financial measure core diluted EPS from continuing operations is defined as diluted earnings per share from continuing operations excluding Non-Core Adjustments, net of applicable taxes.

A reconciliation of core diluted EPS from continuing operations to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Diluted EPS from continuing operations	$1.08	$1.77	$2.03	$2.73
Non-Core Adjustments, net of tax:(1)
Restructuring costs	—	—	0.01	—
Acquisition costs	—	0.06	—	0.06
Rights to receive cash issued in connection with the acquisition of ecoATM	0.13	—	0.23	—
Loss from equity method investments	0.32	0.21	0.53	0.36
Tax benefit from net operating loss adjustment	—	—	(0.04)	—
Tax benefit of worthless stock deduction	(0.11)	—	(0.10)	—

Core diluted EPS from continuing operations	$1.42	$2.04	$2.66	$3.15

(1)	Non-Core Adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities.

A reconciliation of free cash flow to net cash provided by operating activities, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Dollars in thousands	2014	2013	2014	2013
Net cash provided by operating activities	$62,833	$30,174	$157,420	$86,178
Purchase of property and equipment	(26,076)	(36,111)	(53,016)	(84,244)

Free cash flow	$36,757	$(5,937)	$104,404	$1,934

Net Debt and Net Leverage Ratio

Our non-GAAP financial measure net debt is defined as the total face value of outstanding debt, including capital leases, less cash and cash equivalents held in financial institutions domestically. Our non-GAAP financial measure net leverage ratio is defined as net debt divided by core adjusted EBITDA from continuing operations for the last twelve months (LTM). We believe net debt and net leverage ratio are important non-GAAP measures because they:

•	are used to assess the degree of leverage by management;

•	provide additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities as well as additional information about our capital structure; and

•	are reported quarterly to support covenant compliance under our credit agreement.

A reconciliation of net debt to total outstanding debt including capital leases, the most comparable GAAP financial measure, is presented in the following table:

Dollars in thousands	June 30, 2014	December 31, 2013
Senior unsecured notes(1)	$650,000	$350,000
Term loans(1)	150,000	344,375
Revolving line of credit	165,000	—
Convertible debt(2)	33,424	51,148
Capital leases	19,778	21,361

Total principal value of outstanding debt including capital leases	1,018,202	766,884
Less domestic cash and cash equivalents held in financial institutions	(58,779)	(199,027)

Net debt	959,423	567,857
LTM Core adjusted EBITDA from continuing operations(3)	$479,473	$491,652

Net leverage ratio	2.00	1.15

(1)	The senior unsecured notes on our Consolidated Balance Sheets as of June 30, 2014 and December 31, 2013 included $9.3 million and $5.3 million in associated debt discount, respectively. The Term loan on our Consolidated Balance Sheets as of June 30, 2014 included $0.4 million in associated debt discount. There was no associated debt discount with the Term loans as of December 31, 2013.
(2)	The convertible debt balance on our Consolidated Balance Sheets as of June 30, 2014 and December 31, 2013 included $0.2 million and $1.4 million, respectively, in associated debt discount.

(3)	LTM Core Adjusted EBITDA from continuing operations for the twelve months ended June 30, 2014 and December 31, 2013 was determined as follows:

Dollars in thousands
Core adjusted EBITDA from continuing operations for the six months ended June 30, 2014	$227,834
Add: Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2013(A)	491,652
Less: Core adjusted EBITDA from continuing operations for the six months ended June 30, 2013	(240,013)

LTM Core adjusted EBITDA from continuing operations for the twelve months ended June 30, 2014	$479,473

(A)	Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2013 is obtained from our Annual Report on Form 10-K for the period ended December 31, 2013, where it is reconciled to net income from continuing operations, the most comparable GAAP financial measure, and represents the LTM core adjusted EBITDA from continuing operations we use in our calculation of net leverage ratio as of December 31, 2013.

Investor Contact:

Angie McCabe

Vice President, Investor Relations

425-943-8754

angie.mccabe@outerwall.com

Media Contact:

Debby Wilson

Vice President, Corporate & Public Affairs

425-943-8314

debby.wilson@outerwall.com